\


PROSPECTUS                               Pricing Supplement No. 3562
Dated September 7, 2000                  Dated: September 11, 2000
PROSPECTUS SUPPLEMENT                   Rule 424(b)(3)-Registration Statement
Dated September 5, 2000                  No.'s 333-87367 and 333-40880

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date: September 11, 2000

Settlement Date (Original Issue Date): September 28, 2000

Maturity Date: September 28, 2015 (subject to earlier redemption, as set forth under "Additional Terms - Optional Redemption")

Principal Amount (in Specified Currency): $50,000,000

Price to Public (Issue Price): 100%

Agent's Discount or Commission: 1.5%

Net Proceeds to Issuer: $49,250,000

Interest Rate Per Annum:  7.5%

Interest Payment Date(s):

        X Monthly on 28th of each month commencing October 28,
       2000  (with  respect  to  the period  from  and  including
       September  28,  2000 to but excluding  October  28,  2000)
       and on the Maturity Date
       ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  October 28, 2001 and on each interest
payment   date  thereafter  (See  "Additional  Terms  -  Optional
Redemption" below)
  Initial Redemption Percentage:  100%
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                                          Pricing Supplement No. 3562
                                         Dated September 11, 2000
                                        Rule 424(b)(3)-Registration Statement
                                         No.'s 333-87367 and 333-40880

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole or in part on October 28, 2001 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date.



Additional Information:

   General.

  At July 1, 2000, the Company had outstanding indebtedness totalling $189.429 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at July 1, 2000 excluding subordinated notes payable after one year was equal to $188.732 billion.
                           (Fixed Rate)
                                Page 3
                                         Pricing Supplement No. 3562
                                         Dated September 11, 2000
                                         Rule 424(b)(3)-Registration Statement
                                          No.'s 333-87367 and 333-40880


   Consolidated Ratio of Earning to Fixed Charges.

   The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
                                                     Six   Months
                                                        ended
             Year Ended December31,
                                                      July 1, 2000
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60               1.61

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  The Notes are being purchased by Salomon Smith Barney Inc. (the
"Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 1.5% of the principal amount of the Notes.

   The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
Act of 1933, as amended.